EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WellPoint 2006 Incentive Compensation Plan of our reports dated February 15, 2006, with respect to the consolidated financial statements and schedule of WellPoint, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, WellPoint, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WellPoint, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 15, 2006

Indianapolis, Indiana